AMCAST INDUSTRIAL CORPORATION

                     NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

                                                      (JUNE 1, 2000 RESTATEMENT)


Article I.  Purpose and Definitions

         1.1 Purpose - In order to permit a select group of management and highly compensated employees of the Company to earn equal and full credit for all years of service to the Company, to cause these employee's pensions to be calculated based upon compensation above, certain limits applicable to the Qualified Plan and to provide certain other supplemental retirement benefits, the Company has adopted the following supplemental retirement plan (the "Plan").

         1.2 Actuarial Equivalent - A benefit equal in value to the benefit for which it is substituted as determined actuarially on the basis of such rates of interest and rates of mortality herein set forth. Actuarial Equivalent under this Plan will be calculated assuming an investment return based on the PBGC interest rate in effect on the first day of the year in which the retirement occurs and the UP-1984 Mortality Table.

         1.3  Code - The Internal Revenue Code of 1986, as amended.

         1.4 Company - Amcast Industrial Corporation, an Ohio corporation, and its divisions and subsidiaries.

         1.5 Executive Participant - An employee of the Company who is, as of June 1, 1999, the Chairman of the Board of Directors of the Company or a corporate officer of the Company who reports directly to the Chairman or is the President of Elkhart Products Corporation or, as of June 1, 2000, is the President of Amcast Automotive Inc.

         1.6 Income - The total compensation paid during employment to a Participant by the Company while he or she is a Participant, including regular pay, overtime pay, annual incentive payments, bonuses, commissions, and a Participant's salary deferral contributions to the Company's 401(k) Salary Deferral Plan and Employees Flexible Compensation Plan, but excluding any other Employer contributions made to any "employee benefit plan" for the Participant, such as reimbursed expenses, special awards, gifts or allowances, severance payments, payments under the Company's Long-Term Incentive Plan and extraordinary compensation.

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         1.7  Participant  - All employees of the Company (a) who are members of the Qualified Plan, and (b) whose income exceeds the amount specified in 401(a)(17) of the Federal Code.

         1.8 Participant's Beneficiary - The person or persons entitled to receive benefits under the Qualified Plan because of a relationship with or designation by a Participant. The Participant's Beneficiary is entitled to receive a portion of the Participant's benefits under the Plan equal to the portion of Participant's benefits that the Participant's Beneficiary is entitled to receive under the Qualified Plan.

         1.9 Qualified Plan - The Amcast Merged Pension Plan, Part "A", f/k/a the Amcast Pension Plan for Salaried Employees.

Article II.  Administration

         2.1 Administrator - The Plan shall be administered by the pension and benefits department of the Company.

Article III.      Benefits

         3.1 Qualified Plan Pension - At the time of retirement, all Participants shall have their pensions calculated under the provisions of the Qualified Plan, taking into account the Participant's age and years of service at retirement, the retirement option selected by Participant, and such other factors set forth in the Qualified Plan or any provision of federal, state, or local law, as would affect the calculation of Participant's benefit under the Qualified Plan. This is the amount of the pension payments payable to Participant or Participant's Beneficiary under the Qualified Plan.

         3.2  Benefits Under the Plan

                a. At  the  time of a Participant's retirement,  the following calculation shall be made:

                   i. Any Participant who is not an Executive  Participant shall have a calculation made as to the amount their benefits would be under the Qualified Plan using the same formula as described in Section 3.1 hereof, but not taking into account any reduction in benefits or any reduction in the amount of income or time of service used in calculating benefits resulting from any provision of federal, state or local law.

                   ii. Any  Participant  who is an Executive  Participant  shall have a calculation made as to the amount their benefits would be under the Qualified Plan using the formula as described in Section 3.1 hereof, not taking into account any reduction in benefits or any reduction in the amount

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                       of income or time of service used in calculating benefits
                       resulting from any provision of federal, state or local law (including, but not limited to, Section 401 (a)(4) of
                       the  Code  and  regulations   thereunder),   and  further
                       modified as follows:

                           A. In  calculating  such  benefits,  2.5%  shall   be
                              substituted for the percentage used in making the calculation described in Section 1.1(a)(ii)(A) of the Qualified Plan.

                           B. In calculating  such  benefits, any such  Partici-
                              pant's Credited Service (as defined in the Qual-ified Plan)shall be increased by 3 full years,with the total of such Credited Service not to exceed 30 years; and

                           C. In calculating  any reduction for early  commence-
                              ment of such benefits, any such Participant's age shall be deemed to be 3 years more than his actual age, with his deemed age not to exceed age 65.

                b. In any instance where the benefit payable to a Participant or the Participant's Beneficiary under the Qualified Plan is less than the benefit calculated for such Participant in accordance with the applicable provisions of paragraph 3.2(a) above, the Participant or Participant's Beneficiary shall be entitled to receive a pension under the Plan in an amount which when added to the amount the Participant or Partici-pant's Beneficiary is entitled to receive under the Qualified Plan, results in a total amount of pension payments payable to the Participant or Participant's Beneficiary from the Plan plus the Qualified Plan equal to the amount calculated with respect to the Participant or Participant's Beneficiary in accordance with the applicable provisions of paragraph 3.2(a) above.

         3.3 Payment of Plan Benefits-Benefits shall be payable to Participants under the terms of any of the following options.

                a. Benefits under the Plan shall  be payable at the  same  times and intervals as benefits payable under the Qualified Plan.

                b. Notwithstanding  Section 3.3(a) hereof, at any time after the end of Participant's employment with the Company and at the election of the Participant or Participant's Beneficiary, the Company shall pay to the Participant or Participant's Bene-ficiary an amount equal to the Net Present Value Amount, as defined in Section 3.5 hereof,less 10 percent of such amount. After the payment described in this Section 3.3(b) is made, the Company shall have no further obligation to the Partici-pant or the Participant's Beneficiary under this Plan. In calculating such Net Present Value Amount, the Determination

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                   Date shall be the date on which the Participant exercised his or her option under this Section. Such net Present Value Amount shall be paid to the Participant as soon as practical, but not more than 30 days after the Determination Date.

                c. Notwithstanding  Section 3.3(a) hereof, the Participant shall be entitled, no later than three months prior to termination of Participant's employment with the Company, to elect to receive the Net Present Value Amount at the time payments be-gin under the Qualified Plan. The Participant shall have the option to change such election from time to time provided that such change is made no later than three months prior to the termination of the Participant's employment with the Company. After the payment described in this Section is made, the Company shall have no further obligation to the Partici-pant under this Plan. In calculating the Net Present Value Amount in regard to this Section 3.3(d), the Determination Date shall be the first day of the month preceding the Participant's termination of employment.

                d. Notwithstanding  anything in this  Agreement to the contrary, in the event that (i) an Executive Participant or his spouse elects the purchase of an annuity pursuant to Section 3.5 and
                   (ii) the Company is required to (pursuant to Section 3.3) or agrees to pay the Net Present Value Amount to the Executive or his spouse, the Company has discretion to have the Trust distribute any annuity policy or the right to future annuity payments held by such Trust in complete satisfaction of such obligation. If an annuity policy or the right to annuity payment is distributed to the Executive pursuant to Section 3.3(b), the Executive shall pay to the Company an amount equal to the 10 percent reduction described therein.

         3.4 Trust - The Company agrees it will establish a "Guarantor" trust (the "Trust"), and a copy of which will be attached hereto as Annex A.

                a. In the event of a Change of  Control of the  Company  (as de-
                   fined in the form of contract approved for certain executives of the Company by the Board of Directors of the Company on 12/19/89 ("Change of Control Agreements")) ("Change of Control"), the Company shall fund the Trust, as hereinafter defined, in an amount equal to the Net Present Value Amount (as defined at Section 3.5). In calculating such Net Present Value Amount, the Determination Date shall be the date on which the Change of Control occurred.

                b. At the election of an Executive Participant (or his spouse if the Executive Participant is deceased) following the commencement of retirement payments to an Executive Partici-pant or his spouse under the Qualified Plan and the SERP (but not if employment termination is for Cause, as defined in the Change in Control Agreements), the Company shall fund the Trust in an amount equal to the Net Present Value Amount. In

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                   calculating  such net Present  Value Amount,  the  Determina-
                   tion Date shall be the date on which Executive Participant or his spouse exercises the option under this Section.

                c. Funding of the Trust,either under this Section or voluntarily by the Company, will not relieve the Company of any of its payment obligations under this Plan, and such obligations will be fulfilled only upon actual payment in accordance with this Plan.

                d. If the  Trust is funded  at the time a  payment  is  required under this Agreement, the payment will be made on behalf of the Company by the Trustee out of Trust funds to the extent permitted by the Trust; provided that the making of such pay-ment shall not reduce the balance in the Trust below the Net Present Value Amount (as defined in Section 3.5) of the then remaining payments to all Participants. The Determination Date for each such calculation of Net Present Value Amount will be the related payment date.

                   At any time when it is determined that the remaining assets of the Trust are reduced to an amount below the Net Present Value Amount of all remaining payments to all Participants, the Company shall, within six months of such determination, deposit an amount in the Trust so that the assets of the trust are at least equal to the Net Present Amount of all remaining payments to all Participants. The readjustment of the Trust assets shall not take into account the benefits payable to an Executive Participant or his spouse with re-spect to which an election has been made pursuant to Section
                   3.5 to fund the Trust with an annuity.

                e. In the event all  required  payments are made to all Partici-
                   pants or their Beneficiaries,all funds remaining in the Trust shall be immediately delivered to the Company.

                f. The Company shall instruct that the periodic  payments on any annuity policy purchased pursuant to Section 3.5 commence no later than twelve months from the date of the annuity purchase.

         3.5 Net Present Value Amount - For the purpose of determining the amount needed to fund the Trust as described in Section 3.4 or the amount of payments to be made as described in Section 3.3, the Company's independent actuaries will calculate the net present value of all payments remaining to be made to Participant or Participant's Beneficiary under this Plan (herein the "Net Present Value Amount"). The Net Present Value Amount shall be determined as of the Determination Date (herein the "Determination Date") in accordance with the provisions of Annex B attached.

Notwithstanding anything in this Agreement to the contrary, at the election of an Executive Participant (or his spouse if the Executive Participant is deceased) following the commencement of retirement payments to an Executive Participant or his spouse under the Qualified Plan and the SERP (but not if

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employment  termination  is for  Cause,  as  defined  in the  Change in  Control
Agreements), the Company shall fund the Trust with either (a) an amount equal to the single premium necessary to purchase an annuity or (b) an annuity policy, that provides payments approximately equal to the annual benefit described and calculated in accordance with this Plan. The Company has discretion to (i) reject such election if a single premium for such annuity policy exceeds the Net Present Value Amount and (ii) purchase an annuity policy from an insurance carrier rated A or better with AM Best to provide the Trust with the annual benefit described herein. In the same manner, the Trust shall state that the Executive Participant (or his spouse if the Executive Participant is deceased) following the dates stated in this subparagraph can instruct the trustee to use Trust assets to purchase an annuity.

Article IV.  General

         4.1 Amendment and Termination - The Plan may be altered or terminated only by action of three-fourths (3/4) of the entire Board of Directors of the Company at a valid meeting. Such termination shall in no way effect, alter, or reduce any vested right of any Participant existing at the time of the termination.

         4.2 Vesting - Participant's rights under the Plan shall vest at the time when the Participant's Income and time of service are such that Participant would be entitled to receive a pension under the Plan if Participant were of retirement age under the terms of the Qualified Plan and retired under the Qualified Plan or, in the case of an Executive Participant, when he has completed five years of Credited Service as calculated under the Plan.

         4.3  Effect  on  Qualified   Plans  -  The  adoption,   administration,
amendment, or termination of the Plan shall have no effect upon the Qualified Plan or any other of the Company's qualified plans.

         4.4 Non-Assignability of Right to Receive Benefits - The right to receive benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Company, and the Committee may cause the same to be held or applied for the benefit of such person or one or more of his or her dependents in such manner as it deems proper.

         4.5 This Plan not an Employment Contract - This Plan does not give to any Participant the right to be continued in employment or otherwise enlarge or affect employment status or rights.

         4.6 Applicable Law - All questions pertaining to the construction, validity, and effect of the provisions hereof are to be determined in accordance with the laws of the State of Ohio.

         4.7 Non-Funded Plan - Except as provided herein, the entire cost of the Plan will be paid from the general assets of the Company. It is the intent of the Company to pay benefits under the Plan as they become due under the provisions of Section 3.3 hereof. No liability for the payment of benefits under

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the Plan shall be imposed upon any officer,  director,  employee, or stockholder of the Company.

         4.8 Plan not a Qualified Plan - The Plan is not intended to be a qual-ified pension plan.

         4.9 Effect on Contractual Rights - The Plan shall not reduce or otherwise adversely affect any contractual right with respect to retirement of any person who is a Participant or a Participant's Beneficiary, or relieve the Company of any contractual obligation with respect to retirement of any person who is a participant or participant's Beneficiary, except to the extent of payments made under this Plan.

         4.10 Severability - If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

         4.11     Effective Date - The Plan is effective as of June 1, 1999.


                                       /s/ John H. Shuey

                                       --------------------------------
                                       John H. Shuey, Chairman, President
                                       and Chief Executive Officer

ATTEST:

/s/ Denis G. Daly                      /s/ R. William Van Sant
--------------------------------       ---------------------------------
Denis G. Daly, Secretary                R. William Van Sant
                                        Chairman, Compensation Committee


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                                     ANNEX B

In calculating the Net Present Value Amount, the following provisions shall apply; (i) all remaining payments under the SERP shall be provided for; (ii) the actuarial principles used in connection with the Qualified Plan shall be used to establish the life expectancy, as the case may be, as of the Determination Date for purposes of establishing the period over which the payments under Article 3 shall be assumed to be made; and (iii) an annual discount rate equal to PBGC Discount Rate shall be used to discount future payments to the Determination Date, or if applicable to calculate a lump sum amount pursuant to Section 3.3 for any Participant with an agreement that limits certain benefits to avoid the 20% tax pursuant to Section 4999 of the Internal Revenue code of 1986, as amended, such other discount rate as is necessary to avoid any payments from being subject to such additional 20% tax. As used in this Annex B, the PBGC Discount Rate shall mean the average of the PBGC discount rates used pursuant to
Section 417(e) (3) (B) of the Internal Revenue Code of 1986, as amended, for the three months immediately preceding the Determination Date.